FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, January 22, 2004	Mark W. Sheahan (612) 623-6656

GRACO REPORTS RECORD 2003 RESULTS
NET SALES INCREASE 10 PERCENT
DILUTED EARNINGS PER SHARE INCREASE 18 PERCENT

MINNEAPOLIS, MN (January 22, 2004) - Graco Inc. (NYSE: GGG) today announced record 2003 net earnings of $86.7 million on sales of $535.1 million. Diluted net earnings per share were $1.85 versus $1.57 last year, an 18 percent increase.

In the fourth quarter of 2003, net sales of $135.3 million were 12 percent higher than last year. Diluted net earnings per share were $0.46 versus $0.37 last year, a 24 percent increase.

Twelve-month sales in the Contractor Equipment division were $256.4 million versus $238 million last year, an 8 percent increase. In the Industrial/Automotive Equipment Division, 2003 sales were $231.7 million versus $204.2 million last year, a 13 percent increase. Lubrication Equipment sales were $46.9 million versus $44.8 million, a 5 percent increase.

Twelve-month sales in the Americas were $367.8 million versus $345.7 million last year, a 6 percent increase. In Europe, sales were $101.5 million versus $88.3 million last year, a 15 percent increase. Sales in Europe were 1 percent lower than last year when measured at constant exchange rates. Asia Pacific sales for the year were $65.8 million versus $53.0 million last year, a 24 percent increase. Sales in Asia Pacific were 21 percent higher than last year when measured at constant exchange rates.

Fourth quarter Contractor Equipment sales were $59.4 million versus $55.3 million last year, a 7 percent increase. Industrial/ Automotive Equipment sales were $64.4 million versus $54.7 million last year, an 18 percent increase. Lubrication Equipment sales in the fourth quarter were $11.5 million versus $10.5 million last year, a 10 percent increase.

Fourth quarter sales in the Americas were $89.5 million versus $80.3 million last year, a 12 percent increase. In Europe, fourth quarter sales were $26.4 million versus $23.8 million last year, an 11 percent increase. Sales in Europe were 4 percent lower than last year when measured at constant exchange rates. Asia Pacific sales for the fourth quarter were $19.4 million versus $16.5 million last year, an 18 percent increase. Sales in Asia Pacific were 13 percent higher than last year when measured at constant exchange rates.

In the fourth quarter the gross profit margin was 53.6 percent versus 51.8 percent last year. For the year, Graco's gross profit margin, expressed as a percentage of sales, was 52.9 percent versus 51.4 percent last year. Exchange rates and product and manufacturing cost improvements were primarily responsible for the higher gross margins in both periods. In the fourth quarter, the operating profit margin was 23.2 percent versus 22.3 percent last year. For the year, operating profit margin, expressed as a percentage of sales, was 24.1 percent versus 23.2 percent last year. For both periods, the improved operating profit margins were due to increased gross margins, which more than offset higher operating expenses.

When compared to 2002 results, the weaker U.S. dollar versus foreign currencies helped to increase fourth quarter and twelve-month net sales and net earnings. Favorable translation rates increased net sales by approximately $18 million for the year and $5 million for the fourth quarter. Favorable translation rates also increased net earnings by approximately $8 million for the year and $2 million for the fourth quarter.

"We are pleased to report the highest net sales and net earnings in our history this year," said President and Chief Executive Officer David A. Roberts. "Sales and profits improved in our Contractor Equipment Division, which benefited from the introduction of new products, a strong North American housing market and higher European and Asia Pacific sales. Our Industrial/Automotive Equipment Division experienced double-digit revenue growth, with higher sales volume in the Americas and Asia Pacific. Successful new product introductions, the Sharpe acquisition and a stronger euro contributed to the Industrial/Automotive sales increase this year. Our Lubrication Equipment Division had modest growth in sales.

"We achieved success this year while continuing to make substantial investments in our key strategies, which include new products, expanding distribution, entering new markets and making strategic acquisitions. While 2004 is just underway, we are encouraged by the recent pickup in our Industrial/Automotive business in the Americas, the growth in Contractor and Lubrication Equipment sales, the strong increases that we have experienced in the Asia Pacific region and the favorable currency environment. We also have several new products in the pipeline that should help us as we head into this year. With these things in mind, we are looking forward to higher sales and earnings in 2004."

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company's Annual Report to shareholders which reflects the Company's current thinking on market trends and the Company's future financial performance at the time they are made. All forecasts and projections are forward-looking statements.

The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Exhibit 99 to the Company's Annual Report on Form 10-K for fiscal year 2002 for a more comprehensive discussion of these and other risk factors.

Investors should realize that factors other than those identified above and in Exhibit 99 might prove important to the Company's future results. It is not possible for management to identify each and every factor that may have an impact on the Company's operations in the future as new factors can develop from time to time.

Conference Call

A conference call for analysts and institutional investors will be held Friday, January 23, 2004, at 11:00 a.m. ET to discuss Graco's fourth quarter and year end results. Graco management will host the call.

A real-time, listen-only Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen can access the call at the Company's website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco's website, or by telephone beginning at approximately 1:00 p.m. ET on January 23, 2004, by dialing 800.428.6051, passcode 329468, if calling within the U.S. or Canada. The dial-in number for international participants is 973.709.2089, with the same passcode. The replay by telephone will be available through January 28, 2004.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Earnings

	Fourth Quarter (13 weeks) Ended		Twelve Months (52 weeks) Ended
(In thousands, except per share amounts)	Dec. 26, 2003	Dec. 27, 2002	Dec. 26, 2003	Dec. 27, 2002
Net Sales	$135,286	$120,563	$535,098	$487,048
Cost of products sold	62,822	58,123	252,296	236,890
Gross Profit	72,464	62,440	282,802	250,158
Product development	4,822	4,671	18,087	18,172
Selling, marketing and distribution	27,447	23,095	99,426	86,409
General and administrative	8,776	7,791	36,456	32,731
Operating Earnings	31,419	26,883	128,833	112,846
Interest expense	97	232	483	614
Other expense (income), net	77	(18)	437	507
Earnings before Income Taxes	31,245	26,669	127,913	111,725
Income taxes	9,900	8,600	41,200	36,100
Net Earnings	$21,345	$18,069	$86,713	$75,625

Net Earnings per Common Share
Basic	$0.46	$0.38	$1.88	$1.59
Diluted	$0.46	$0.37	$1.85	$1.57
Weighted Average Number of Shares
Basic	46,009	47,570	46,189	47,424
Diluted	46,796	48,280	46,944	48,205

GRACO INC. AND SUBSIDIARIES
Segment Information

	Fourth Quarter (13 weeks) Ended		Twelve Months (52 weeks) Ended
(In thousands)	Dec. 26, 2003	Dec. 27, 2002	Dec. 26, 2003	Dec. 27, 2002
Net Sales
Industrial / Automotive	$64,365	$54,720	$231,743	$204,206
Contractor	59,381	55,309	256,441	238,027
Lubrication	11,540	10,534	46,914	44,815
Consolidated	$135,286	$120,563	$535,098	$487,048

Operating Earnings
Industrial / Automotive	$19,678	$14,849	$65,931	$54,247
Contractor	11,247	10,236	59,433	53,756
Lubrication	2,719	2,197	9,855	9,587
Unallocated Corporate Expense	(2,225)	(399)	(6,386)	(4,744)
Consolidated	$31,419	$26,883	$128,833	$112,846

Graco Inc. and Subsidiaries
Consolidated Balance Sheets

(In thousands)	Dec. 26, 2003	Dec 27, 2002
ASSETS

Current Assets
Cash and cash equivalents	$112,118	$103,333
Accounts receivable, less allowances of
$5,700 and $5,600	98,853	93,617
Inventories	29,018	30,311
Deferred income taxes	14,909	12,022
Other current assets	1,208	1,241
Total current assets	256,106	240,524

Property, Plant and Equipment
Cost	221,233	219,427
Accumulated depreciation	(126,916)	(124,474)
	94,317	94,953

Prepaid Pension	25,444	6,864
Goodwill	9,199	7,939
Other Intangible Assets, net	10,622	3,921
Other Assets	1,702	1,649
	$397,390	$355,850

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Notes payable to banks	$4,189	$13,204
Trade accounts payable	15,752	13,031
Salaries, wages and commissions	16,384	14,490
Accrued insurance liabilities	9,939	10,251
Accrued warranty and service liabilities	9,227	6,294
Income taxes payable	5,981	5,583
Dividends payable	110,304	3,922
Other current liabilities	16,171	13,439
Total current liabilities	$187,947	$80,214

Retirement Benefits and Deferred Compensation	30,567	28,578

Deferred Income Taxes	9,066	1,652

Shareholders' Equity
Common stock	46,040	47,533
Additional paid-in capital	81,405	71,277
Retained earnings	43,295	128,125
Other, net	(930)	(1,529)
Total shareholders' equity	169,810	245,406
	$397,390	$355,850

GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Twelve Months (52 Weeks) Ended
(In thousands)	Dec. 26, 2003	Dec. 27, 2002

Cash Flows from Operating Activities

Net Earnings	$86,713	$75,625
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	18,747	18,080
Deferred income taxes	4,721	274
Tax benefit related to stock options exercised	3,673	4,312
Change in:
Accounts receivable	563	(5,053)
Inventories	4,694	452
Trade accounts payable	1,231	2,215
Salaries, wages and commissions	1,402	3,565
Retirement benefits and deferred compensation	(17,394)	(566)
Other accrued liabilities	4,808	(4,192)
Other	649	961
Net Cash from Operating Activities	109,807	95,673

Cash Flows from Investing Activities

Property, plant and equipment additions	(15,515)	(12,253)
Proceeds from sale of property, plant and equipment	257	295
Acquisition of business	(13,514)	--
	(28,772)	(11,958)

Cash Flows from Financing Activities

Borrowings on notes payable and lines of credit	14,675	21,198
Payments on notes payable and lines of credit	(24,283)	(18,200)
Payments on long-term debt	--	(550)
Common stock issued	10,514	12,867
Common stock retired	(55,496)	(7,088)
Cash dividends paid	(15,253)	(13,887)
	(69,843)	(5,660)
Effect of exchange rate changes on cash	(2,407)	(1,253)
Net increase (decrease) in cash and cash equivalents	8,785	76,802

Cash and cash equivalents

Beginning of year	103,333	26,531
End of year	$112,118	$103,333

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